EXHIBIT 99.2

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Contact:	Richard A. Lechleiter
Executive Vice President and
Chief Financial Officer
(502) 596-7734

KINDRED HEALTHCARE ANNOUNCES FAVORABLE HOSPITAL

MEDICARE SETTLEMENT

Company Designates Over 1/3 of Settlement to Pay a One-Time Benefit for Non-Executive Caregivers

and Employees and to Fund Medical Research and Other Charitable Activities

LOUISVILLE, Ky. (June 27, 2005) – Kindred Healthcare, Inc. (the “Company”) (NYSE:KND) today announced that it has reached an agreement with its Medicare fiscal intermediary, Mutual of Omaha (“Mutual”), under which the Company will receive approximately $55 million in settlement of a hospital Medicare cost report issue for prior years which was under appeal.

The issue that was resolved related to Medicare reimbursement for rents paid to Ventas, Inc. (NYSE:VTR) following the Company’s reorganization in April 2001 through August 2003. During this period, the Company’s hospitals were reimbursed by Medicare under the former cost-based reimbursement rules. For the period covered by the settlement, the Company’s hospitals had claimed as protested amounts Medicare reimbursement for the amended rent payments to Ventas because these costs had been considered related party payments in cost reporting periods prior to April 2001. Under the terms of the settlement, Mutual and the Company have agreed that the Ventas amended rent payments are allowable costs in full beginning in April 2001.

The Company expects to report the $55 million settlement in its operating results for the second quarter ending June 30, 2005. The settlement will be reported as income because the Company did not reflect any anticipated reimbursement for this issue in its historical consolidated financial statements. The Company expects to receive the $55 million cash settlement on or before April 30, 2006.

The Company also indicated that this settlement should not have a material impact on future Medicare reimbursements to its hospitals under the current prospective payment system.

The Company also announced the Board of Directors approved a one-time recognition payment of $15 million to approximately 49,500 non-executive caregivers and employees across the Company who do not participate in the Company’s incentive compensation plans. In addition, the Board of Directors approved a $5 million charitable donation to the Kindred Foundation, Inc. to fund medical research and other charitable activities over the next several years.

Paul J. Diaz, President and Chief Executive Officer, commented, “We are pleased with the favorable outcome of our reimbursement issue and are excited to share our success with our employees and caregivers across the country. Employee recruitment and retention will continue to be the single greatest challenge and opportunity for Kindred over the next several years. This settlement provides us with a unique opportunity to make a significant investment in our people, recognize their contributions, and further support our current recruitment and retention initiatives. The additional investment in the Kindred Foundation will allow us to further support those organizations and research important to the development of clinical programs and outcome measures in all of our business lines. The remainder of the settlement will be used to accelerate our strategic capital investments in our existing hospitals, nursing centers and pharmacies and fund our ongoing acquisition and development activities.”

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding the Company’s expected future financial position, results of operations, cash flows, financing plans, business strategy, budgets, capital expenditures, competitive positions, growth opportunities, plans and objectives of management and statements containing the words such as “anticipate,” “approximate,” “believe,” “plan,” “estimate,” “expect,” “project,” “could,” “should,” “will,” “intend,” “may” and other similar expressions, are forward-looking statements.

Such forward-looking statements are inherently uncertain, and stockholders and other potential investors must recognize that actual results may differ materially from the Company’s expectations as a result of a variety of factors, including, without limitation, those discussed below. Such forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which the Company is unable to predict or control, that may cause the Company’s actual results or performance to differ materially from any future results or performance expressed or implied by such forward-looking statements. These statements involve risks, uncertainties and other factors discussed below and detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

In addition to the factors set forth above, other factors that may affect the Company’s plans or results include, without limitation, (a) the Company’s ability to operate pursuant to the terms of its debt obligations and its master lease agreements with Ventas; (b) the Company’s ability to meet its rental and debt service obligations; (c) adverse developments with respect to the Company’s results of operations or liquidity; (d) the Company’s ability to attract and retain key executives and other healthcare personnel; (e) increased operating costs due to shortages in qualified nurses and other healthcare personnel; (f) the effects of healthcare reform and government regulations, interpretation of regulations and changes in the nature and enforcement of regulations governing the healthcare industry; (g) changes in the reimbursement rates or methods of payment from third party payors, including the Medicare and Medicaid programs, and changes arising from the Medicare prospective payment system for long-term acute care hospitals, the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, and potential changes in nursing center Medicare reimbursement resulting from revised resource utilization groupings payments; (h) national and regional economic conditions, including their effect on the availability and cost of labor, materials and other services; (i) the Company’s ability to control costs, including labor and employee benefit costs; (j) the Company’s ability to comply with the terms of its Corporate Integrity Agreement; (k) the Company’s ability to successfully pursue its development activities and successfully integrate new operations, including the realization of anticipated revenues, economies of scale, cost savings and productivity gains associated with such operations; (l) the increase in the costs of defending and insuring against alleged professional liability claims and the Company’s ability to predict the estimated costs related to such claims; (m) the Company’s ability to successfully reduce (by divestiture of operations or otherwise) its exposure to professional liability claims; (n) the Company’s ability to successfully dispose of unprofitable facilities; and (o) the Company’s ability to ensure and maintain an effective system of internal controls over financial reporting. Many of these factors are beyond the Company’s control. The Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance. The Company disclaims any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments.

Kindred Healthcare, Inc. through its subsidiaries operates hospitals, nursing centers, institutional pharmacies and a contract rehabilitation services business across the United States.